Exhibit 15 (d)
Consolidated Financial Statements of LG.Philips LCD Co., Ltd.
The LPL consolidated financial statements were prepared in accordance with generally accepted accounting principles of the United States of America. The audit report of Samil PricewaterhouseCoopers relating to the LPL consolidated financial statements as of and for the year ended December 31, 2006 is included as an Exhibit 15 (e) to this Form 20-F/A.

LG. Philips LCD Co., Ltd.
Consolidated Balance Sheets
Years ended December 31, 2005 and 2006

(in millions of Korean won, and thousands of US dollars,
except for share data)	2005		2006		2006
					(Note 3)
Assets
Current assets
Cash and cash equivalents	(Won)	1,579,452	(Won)	954,362	$1,026,196
Accounts receivable, net
Trade, net		790,168		531,947	571,986
Due from affiliates		476,731		327,353	351,992
Others, net		66,202		112,182	120,626
Inventories		689,577		1,051,590	1,130,742
Deferred income taxes		5,414		—	—
Prepaid expense		23,467		25,002	26,884
Prepaid value added tax		131,230		93,058	100,062
Other current assets		84,524		58,807	63,233

Total current assets		3,846,765		3,154,301	3,391,721
Long-term prepaid expenses		83,112		138,051	148,442
Property, plant and equipment, net		9,234,104		9,485,148	10,199,084
Deferred income taxes		357,453		610,103	656,025
Intangibles, net		43,374		61,911	66,571
Other assets		51,746		46,844	50,370

Total assets	(Won)	13,616,554	(Won)	13,496,358	$14,512,213

Liabilities and Stockholders’ Equity
Current liabilities
Short-term borrowings	(Won)	308,969	(Won)	250,105	$268,930
Current portion of long-term debt		442,140		564,672	607,174
Trade accounts and notes payable
Trade		577,755		663,353	713,283
Due to affiliates		115,833		286,083	307,616
Other accounts payable
Others		1,121,042		1,056,354	1,135,865
Due to affiliates		353,514		193,051	207,582
Accrued expenses		69,968		55,867	60,072
Income taxes payables		21,788		4,449	4,784
Other current liabilities		133,950		173,233	186,271

Total current liabilities		3,144,959		3,247,167	3,491,577
Long-term debt, net of current portion		2,851,353		3,291,065	3,538,780
Long-term accrued expense		2,833		2,671	2,872
Accrued severance benefits, net		43,207		81,885	88,048

Total liabilities		6,042,352		6,622,788	7,121,277

Commitments and contingencies (Note 16)
Stockholders’ equity
Capital stock
Common stock : (Won)5,000 par value; authorized 400 million shares; issued and outstanding 358 million shares at December 31, 2005 and 2006		1,789,078		1,789,078	1,923,740
Capital Surplus		2,243,800		2,246,947	2,416,072
Retained earnings		3,542,691		2,849,912	3,064,422
Accumulated other comprehensive income		(1,367)		(12,367)	(13,298)

Total stockholders’ equity		7,574,202		6,873,570	7,390,936

Total liabilities and stockholders’ equity	(Won)	13,616,554	(Won)	13,496,358	$14,512,213

The accompanying notes are an integral part of these consolidated financial statements.

LG. Philips LCD Co., Ltd.
Consolidated Statements of Operations
Years ended December 31, 2004, 2005 and 2006

(in millions of Korean won, and
thousands of US dollars,
except for share amount)	2004		2005		2006		2006
							(Note 3)
Sales
Related parties	(Won)	3,342,602	(Won)	3,964,053	(Won)	4,061,486	$4,367,189
Others		4,982,192		6,111,527		6,562,714	7,056,682

		8,324,794		10,075,580		10,624,200	11,423,871
Cost of sales		6,246,240		9,069,848		10,910,268	11,731,471

Gross profit (loss)		2,078,554		1,005,732		(286,068)	(307,600)
Selling, general and administrative expenses		318,449		528,084		595,781	640,625

Operating income (loss)		1,760,105		477,648		(881,849)	(948,225)

Other income (expense)
Interest income		19,964		50,622		29,309	31,515
Interest expense		(58,049)		(107,540)		(169,598)	(182,363)
Foreign exchange gain (loss), net		19,125		(23,607)		52,400	56,344
Rental income		—		207		7,811	8,399
Others, net		673		7,600		27,045	29,081

Total other income (expense)		(18,287)		(72,718)		(53,033)	(57,024)

Income (loss) before income tax expense		1,741,818		404,930		(934,882)	(1,005,249)
Income tax expense (benefit)		38,131		(136,719)		(242,103)	(260,326)

Net income (loss)	(Won)	1,703,687	(Won)	541,649	(Won)	(692,779)	$(744,923)

Net income (loss) per common share
Basic	(Won)	5,586	(Won)	1,596	(Won)	(1,936)	$(2)
Diluted	(Won)	5,586	(Won)	1,596	(Won)	(1,936)	$(2)
The accompanying notes are an integral part of these consolidated financial statements.

LG. Philips LCD Co., Ltd.
Consolidated Statements of Changes in Stockholders’ Equity
Years ended December 31, 2004, 2005 and 2006

				Capital Surplus						Accumulated
				Additional				Retained		Other
(in millions of	Common Stock			Paid-		Unearned		Earnings		Comprehensive
Korean won)	Shares	Amount		In Capital		Compensation		(Deficit)		Income (Loss)		Total
Balance as of December 31, 2003	290,000,000	(Won)	1,450,000	(Won)	—	(Won)	—	(Won)	1,297,355	(Won)	3,836	(Won)	2,751,191
Issuance of Common Stock, net of issuance cost	35,315,700		176,579		1,012,271								1,188,850
Unearned Compensation							(11,923)						(11,923)
Stock compensation expense							1,592						1,592
Comprehensive income :
Net income									1,703,687				1,703,687
Cumulative translation adjustment											(13,249)		(13,249)
Net unrealized gains on derivative, net of tax											43,153		43,153

Total comprehensive income													1,733,591

Balance as of December 31, 2004	325,315,700	(Won)	1,626,579	(Won)	1,012,271	(Won)	(10,331)	(Won)	3,001,042	(Won)	33,740	(Won)	5,663,301

Issuance of Common Stock, net of issuance cost	32,500,000		162,499		1,238,841								1,401,340
Unearned Compensation
Stock compensation expense							3,019						3,019
Comprehensive income :
Net income									541,649				541,649
Cumulative translation adjustment											1,441		1,441
Net unrealized gains (losses) on derivative, net of tax											(36,548)		(36,548)

Total comprehensive income													506,542

Balance as of December 31, 2005	357,815,700	(Won)	1,789,078	(Won)	2,251,112	(Won)	(7,312)	(Won)	3,542,691	(Won)	(1,367)	(Won)	7,574,202

Unearned Compensation
Stock compensation expense							3,147						3,147
Comprehensive income :
Net income (loss)									(692,779)				(692,779)
Cumulative translation adjustment											(14,396)		(14,396)
Net unrealized gains on derivative, net of tax											3,396		3,396

Total comprehensive income													(703,779)

Balance as of December 31, 2006	357,815,700	(Won)	1,789,078	(Won)	2,251,112	(Won)	(4,165)	(Won)	2,849,912	(Won)	(12,367)	(Won)	6,873,570

LG. Philips LCD Co., Ltd.
Consolidated Statements of Changes in Stockholders’ Equity—(Continued)
Years ended December 31, 2004, 2005 and 2006

			Capital Surplus			Accumulated
			Additional			Other
(in thousands of US dollars)	Common Stock		Paid-	Unearned	Retained	Comprehensive
(Note 3)	Shares	Amount	In Capital	Compensation	Earnings	Income	Total
Balance as of December 31, 2005	357,815,700	$1,923,740	$2,420,551	$(7,862)	$3,809,345	$(1,470)	$8,144,304

Unearned Compensation
Stock compensation expense				3,383			3,383
Comprehensive income :
Net income (loss)					(744,923)		(744,923)
Cumulative translation adjustment						(15,480)	(15,480)
Net unrealized gains on derivative, net of tax						3,652	3,652

Total comprehensive income							(756,751)

Balance as of December 31, 2006	357,815,700	$1,923,740	$2,420,551	$(4,479)	$3,064,422	$(13,298)	$7,390,936

The accompanying notes are an integral part of these consolidated financial statements.

LG. Philips LCD Co., Ltd.
Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2005 and 2006

(in millions of Korean won,
and thousands of US dollars)	2004		2005		2006		2006
							(Note 3)
Net income (loss)	(Won)	1,703,687	(Won)	541,649	(Won)	(692,779)	$(744,923)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation		1,224,118		1,748,385		2,597,479	2,792,988
Provision for severance benefits		32,584		43,851		55,183	59,337
Foreign exchange (gain) loss, net		(101,776)		(36,934)		(92,572)	(99,540)
Amortization of intangible assets		6,405		6,778		6,766	7,275
Loss on disposal of property, plant and equipment		3,281		444		575	618
Amortization of debt issuance cost		4,453		5,709		4,810	5,172
Increase in deferred income taxes assets, net		(43,923)		(181,304)		(249,420)	(268,194)
Others, net		(4,365)		68,661		48,382	52,024

Change in operating assets and liabilities:
(Increase) decrease in accounts receivable		204,970		(400,838)		409,123	439,917
(Increase) decrease in inventories		(468,196)		114,540		(362,013)	(389,261)
Decrease in prepaid expense		6,443		16,323		23,947	25,749
(Increase) decrease in prepaid value added tax		(5,155)		(35,990)		38,172	41,045
(Increase) decrease in other current assets		(63,493)		24,518		(109,946)	(118,222)
Increase in trade accounts and notes payable		181,421		121,391		256,642	275,959
Increase in other accounts payable		58,625		216,248		22,767	24,481
(Decrease) increase in accrued expenses		13,635		(49,896)		(14,101)	(15,162)
Decrease in other current liabilities		(9,773)		(94,829)		(76,978)	(82,772)

Net cash provided by operating activities		2,742,941		2,108,706		1,866,037	2,006,491

Cash flows from investing activities:
Purchase of property, plant and equipment
Purchase from related parties		(2,346,297)		(2,648,918)		(797,486)	(857,512)
Purchase from others		(1,539,353)		(1,517,233)		(2,278,499)	(2,449,999)
Proceeds from sales of property, plant and equipment		6,156		460		11,252	12,099
Acquisition of intangible assets		(7,884)		(12,704)		(8,251)	(8,872)
Others, net		(5,380)		(19,479)		5,789	6,226

Net cash used in investing activities		(3,892,758)		(4,197,874)		(3,067,195)	(3,298,058)

Cash flows from financing activities:
Proceeds from (repayment on) short-term borrowings		324,032		(173,005)		(58,307)	(62,696)
Proceeds from issuance of long-term debt		968,802		1,296,840		1,078,160	1,159,312
Repayment on long-term debt		(467,202)		(212,930)		(442,848)	(476,181)
Payment of debt issuance cost		(5,716)		(4,576)		(400)	(430)
Proceeds from issuance of common stock		1,229,133		1,421,970		—	—
Payment of stock issuance cost		(40,283)		(20,628)		—	—

Net cash provided by financing activities		2,008,766		2,307,671		576,605	620,005

Effect of exchange rate changes on cash and cash equivalents		(1,724)		(290)		(537)	(577)

Net increase (decrease) in cash and cash equivalents		857,225		218,213		(625,090)	(672,139)
Cash and cash equivalents:
Beginning of year		504,014		1,361,239		1,579,452	1,698,335

End of year	(Won)	1,361,239	(Won)	1,579,452	(Won)	954,362	$1,026,196

The accompanying notes are an integral part of these consolidated financial statements.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements
December 31, 2004, 2005 and 2006
1. Organization and Nature of Business
     LG. Philips LCD Co., Ltd. is a manufacturer and supplier of Thin Film Transistor Liquid Crystal Displays (“TFT-LCD”) to Original Equipment Manufacturers (“OEMs”) and multinational corporations.
     The accompanying consolidated financial statements include the accounts of LG.Philips LCD Co., Ltd. (“LPL”) and its consolidated subsidiaries (hereinafter collectively referred to as the “Company”).
Formation
     LG. Philips LCD Co., Ltd. was incorporated in 1985 in the Republic of Korea under the original name of LG Soft, Ltd. and until December 31, 1998 was entirely devoted to the development and marketing of software.
     As part of a restructuring of the LG Group of companies, LG Soft, Ltd. changed its name to LG LCD Co., Ltd. in November 1998 and subsequently in December 1998, LG LCD Co., Ltd. acquired the assets and liabilities of the TFT-LCD businesses of LG Electronics Inc. (“LGE”) and LG Semicon Inc. (“LGS”). The transfer of assets and liabilities from LGE to LG LCD Co., Ltd. was recorded at historical book values as LG LCD Co. Ltd. was a 100% owned subsidiary of LGE. The assets and liabilities of LGS were transferred to LG LCD Co. Ltd. at fair value based on an independent valuation.
     On July 26, 1999, Koninklijke Philips Electronics N.V. (“Philips”) and LGE entered into a joint venture agreement. Effective August 27, 1999 LG LCD Co., Ltd. changed its name to LG. Philips LCD Co., Ltd. and on August 31, 1999 LG.Philips LCD Co., Ltd. issued a total of 145,000,000 previously unissued shares of common stock to Philips in exchange for a contribution of approximately (Won)1,127,000 million to LGE and (Won)725,000 million directly to the Company.
     As of December 31, 2006, the Company’s shareholders are as follows:

	Number of	Percentage of
	Shares	Ownership (%)
LG Electronics Inc.	135,625,000	37.90
Koninklijke Philips Electronics N. V.	117,625,000	32.87
Others	104,565,700	29.23

	357,815,700	100.00

     The Company’s subsidiaries are as follow:

	Country of	Percentage of Ownership (%)
Subsidiaries	Incorporation	2004	2005	2006
LG.Philips LCD America, Inc.	US	100	100	100
LG.Philips LCD Japan Co., Ltd.	Japan	100	100	100
LG.Philips LCD Germany GmbH	Germany	100	100	100
LG.Philips LCD Taiwan Co., Ltd.	Taiwan	100	100	100
LG.Philips LCD Nanjing Co., Ltd.	China	100	100	100
LG.Philips LCD Hong Kong Co., Ltd.	China	100	100	100
LG.Philips LCD Shanghai Co., Ltd.	China	100	100	100
LG.Philips LCD Poland Sp. z o.o.	Poland	—	100	100
LG.Philips LCD Guangzhou Co., Ltd.	China	—	—	100

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
2. Summary of Significant Accounting Policies
     The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.
Principles of Consolidation
     The consolidated financial statements include the accounts of LG.Philips LCD Co., Ltd. and its majority-owned subsidiaries. All intercompany transactions and balances with the consolidated subsidiaries have been eliminated upon consolidation.
Use of Estimates
     The preparation of financial statements in accordance with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. The most significant estimates and assumptions relate to the allowance for uncollectable accounts receivables, warranty accrual and deferred tax valuation allowance. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from those estimates.
Translation of Foreign Currencies
     The financial position and results of operations of the Company’s subsidiary in Nanjing, China are measured using the Chinese Renminbi as its functional currency, the other overseas subsidiaries use the US dollar, and the Korean parent company uses the Korean Won as its functional currency. The financial statements of these subsidiaries are translated to Korean Won using the current exchange rate method. All the assets and liabilities are translated to Korean Won at the end-of-period exchange rates. Capital accounts are translated using historical exchange rates. Revenues and expenses are translated using average exchange rates. Translation adjustments arising from differences in exchange rates from period to period are included in the cumulative translation adjustment account in other comprehensive income of stockholders’ equity. Foreign currency transaction gains and losses are included as a component of other income (expense).
Cash and Cash Equivalents
     Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits and short-term bonds which are readily convertible into known amounts of cash and have an original maturity of three months or less.
Accounts Receivable Securitization
     The Company has an accounts receivable securitization program whereby the Company sells receivables in securitization transactions and retains a subordinated interest and servicing rights to those receivables. The Company accounts for the program under the FASB’s Statement of Financial Accounting Standards No.140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. The gain or loss on sales of receivables is determined at the date of transfer based upon the relative fair value of the assets sold and the interests retained. The Company estimates fair value based on the present value of future expected cash flows using management’s best estimates of the key assumptions, including collection period and discount rates.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
Allowance for Doubtful Accounts
     The Company provides an allowance for doubtful accounts based on the aggregate estimated collectibility of its accounts receivable.
Inventories
     Inventories are valued at the lower of cost or market value, with cost being determined on a weighted-average cost basis, except for the cost of finished products carried by certain subsidiary companies, which is determined on a moving-average cost basis.
Property, Plant and Equipment
     Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives.

Buildings	20 ~ 40 years
Machinery, equipment and vehicles	4 ~ 8 years
Tools, furniture and fixtures	3 ~ 5 years
     Significant renewals and additions are capitalized at cost. Maintenance and repairs are charged to expense as incurred.
     The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. Total interest expense incurred amounted to (Won)95,553 million, (Won)154,453 million and (Won)203,959 million for the years ended December 31, 2004, 2005 and 2006. respectively, of which, approximately (Won)37,504 million, (Won)46,913 million and (Won)34,361 million, respectively, was capitalized.
Intangible Assets
     Intangible assets, comprising intellectual property rights (including patents and technology related to the TFT production process and the like), privileges for an industrial water facility, and purchased software, are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the following estimated useful lives.

Intellectual property rights	5 ~10 years
Privilege for industrial water facilities	10 years
Purchased software	4 years
Others	10 years
Accounting for the Impairment of Long-Lived Assets
     Long-lived assets and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized, based on the fair value of the asset.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
Stock Appreciation Plan
     Effective January 1, 2005, the company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) establishes accounting for share-based awards exchanged for employee services. Accordingly, share-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The option price is determined by Black-Scholes Option Pricing Model.
Accrued Severance Benefits
     Employees and directors with at least one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Company, based on their length of service and rate of pay at the time of termination. Accrued severance benefits are estimated assuming all eligible employees were to terminate their employment at the balance sheet date. The annual severance benefits expense charged to operations is calculated based on the net change in the accrued severance benefits payable at the balance sheet date, plus the actual payments made during the year.
     The contributions to the national pension fund made under the National Pension Plan and the severance insurance deposit are deducted from accrued severance benefit liabilities. Contributed amounts are refunded from the National Pension Plan and the insurance company to employees on their retirement.
Revenue Recognition
     Revenues from the sale of the Company’s products are recognized when : i) persuasive evidence of an arrangement exists, ii) delivery has occurred to the customers, iii) the sales price to the customer is fixed or determinable and iv) collectibility is reasonably assured.
     The Company generally enters into long term formal master sales agreements with its significant customers. Under the terms of these agreements, the Company does not offer any form of price protection or a returns policy, however, the Company provides basic limited warranties with its products.
     The title transfer of the Company’s product and risk of loss generally occurs on delivery and acceptance at the customers’ premises, at which point revenue is recognized.
Research and Development Costs
     Certain costs incurred in connection with the purchase of equipment and facilities used in the Company’s research and development activities are capitalized into property, plant and equipment, to the extent that they have alternative future uses. All other research and development costs are expensed as incurred. The Company has expensed (Won)255,327 million, (Won)365,437 million and (Won)438,867 million during the years ended December 31, 2004, 2005 and 2006, respectively, for research and development costs which are included in cost of sales and selling, general and administrative expenses. These research and development expenses included depreciation cost of equipment and facilities used specifically for research and development activities amounting to (Won)11,078 million, (Won)11,710 million and (Won)20,671 million for the years ended December 31, 2004, 2005 and 2006, respectively.
Shipping and Handling Costs
     The Company includes shipping and handling costs in selling, general and administrative costs. Shipping and handling costs for the years ended December 31, 2004, 2005 and 2006, amounted to (Won)94,559 million, (Won)187,633 million and (Won)188,796 million, respectively.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
Advertising Costs
     Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2004, 2005 and 2006 amounted to (Won)5,524 million, (Won)21,907 million and (Won)24,143 million, respectively.
Income Taxes
     The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carryforwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. In assessing the likelihood of realization, the Company considers all currently available evidence for future years, both positive and negative. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities. Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations regarding the need for a valuation allowance, are recognized for the amount carried forward.
Derivative Financial Instruments
     All derivative financial instruments are recognized as either assets or liabilities in the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders’ equity (as a component of accumulated other comprehensive income), depending on whether the derivative financial instrument qualifies as a cash flow hedge.
     At the time the Company designates a hedging relationship, it defines the method it will use to assess the hedge’s effectiveness in achieving offsetting changes in fair value or offsetting cash flows attributable to the risk being hedged.
     The Company formally documents all hedging relationships between the derivatives designated as hedges and hedged items, as well as its risk management objectives and strategies for undertaking various hedging activities. The Company links all hedges that are designated as cash flow hedges to the specific forecasted transaction. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives designated as hedges are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting.
     The derivatives designated as cash flow hedges include foreign exchange forward contracts, which are used for reducing the risk arising from the changes in anticipated cash flow from expected transactions in foreign currency.
     Changes in the fair value of derivatives designated and effective as cash flow hedges for forecasted transactions are initially recorded in other comprehensive income and reclassified into earnings when the hedged transaction affects earnings. Changes in the fair value of the ineffective portion are recognized in current period earnings.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     The derivatives designated for trading comprise cross-currency swap contracts, foreign exchange forward contracts, interest rate swap contracts, and currency option contracts. Such contracts are marked-to-market with changes in value, including premiums paid or received, recognized in other income (expense) as foreign exchange gain (loss).
Deferred Bond Issuance Costs
     Costs that are directly related to the issuance of bonds are capitalized and amortized over the term of the debt using the effective interest rate method.
Warranty Reserve
     The Company records warranty liabilities for the estimated costs that may be incurred under its basic limited warranty. This warranty covers defective products and is normally applicable for eighteen months from the date of purchase. These liabilities are accrued when product revenues are recognized. Warranty costs primarily include raw materials and labor costs. Factors that affect the Company’s warranty liability include historical and anticipated rate of warranty claims on those repairs and cost per claim to satisfy the Company’s warranty obligation. As these factors are impacted by actual experience and future expectations, the Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
Fair Value of Financial Instruments
     The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of cash and cash equivalents, time deposits, trade and notes receivable, short-term borrowings, notes and accounts payable and accrued and other liabilities, approximate fair value, due to their short term maturities. The Company estimates the fair values of its long-term debt, including the current portion, based on either the market value or the discounted amounts of future cash flows using the Company’s current incremental debt rates for similar liabilities. The fair values of derivative instruments are estimated based on market quotations.
Recent Accounting Pronouncements
     In February 2006, the FASB issued FAS No. 155, “Accounting for Certain Hybrid Financial Instruments (“FAS No. 155”)”, which amends FAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and FAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. FAS No.155 amends FAS No.133 to narrow the scope of the exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. FAS No. 155 also amends FAS No.140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. FAS No.155 is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact of this new standard but believes that it will not have a material impact on our financial position, results of operations or cash flows.
     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”. FIN 48 is applicable to all income tax positions accounted for under FAS 109. FIN 48 addresses the determination of whether tax benefits (whether permanent or temporary) claimed

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
or expected to be claimed on a tax return should be recorded in the financial statements. It provides a two-step structured approach to accounting for uncertainty in income taxes that provides specific guidance on recognition, measurement, and other aspects of reporting and disclosing uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company assesses tax positions taken in the financial statements and evaluates quarterly for realizability on a more likely than not basis. The Company does not believe adoption of FIN 48 will have a material effect on our consolidated financial position, results of operations or cash flows.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of SFAS 157, but do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial position, results of operations or cash flows.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires that the funded status of defined benefit postretirement plans be recognized on the company’s balance sheet, and changes in the funded status be reflected in comprehensive income, effective fiscal years ending after December 15, 2006. The standard also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, effective for fiscal years ending after December 15, 2008. The adoption of SFAS 158 did not have a material impact on our consolidated financial position, results of operations or cash flows.
     In February 2007, the FASB issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits companies and not-for-profit organizations to make a one-time election to carry eligible types of financial assets and liabilities at fair value, even if fair value measurement is not required under GAAP. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company believes the adoption of SFAS No. 159 will not have a significant impact on our financial position or results of operations.
3. United States Dollar Amounts
     The Company operates primarily in Korea and its financial accounting records are maintained in Korean Won. These translations should not be construed as a representation that the Korean Won amounts shown could be converted, realized or settled in US dollars at this or any other rate. The US dollar amounts are provided herein as supplemental information solely for the convenience of the reader. Korean Won amounts are expressed in US dollars at the rate of (Won)930 : US $1, the US Federal Reserve Bank of New York noon buying exchange rate in effect on December 29, 2006. The US dollar amounts are unaudited and are not presented in accordance with generally accepted accounting principles in either Korea or the United States of America.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
4. Accounts Receivable
     The following table presents accounts receivable at December 31:

(in millions of Korean won)	2005		2006
Trade	(Won)	809,648	(Won)	535,200
Due from LG group companies and Philips affiliates		461,133		327,353
Others		66,660		112,561

		1,337,441		975,114
Allowance for doubtful accounts		(4,340)		(3,632)

	(Won)	1,333,101	(Won)	971,482

     Trade bills to overseas subsidiaries negotiated through banks but not yet matured, which were recorded as short-term borrowings as of December 31, 2005 and 2006 amounted to approximately (Won)303,904 million (US $300,004 thousand) and (Won)204,528 million (US $220,017 thousand), respectively.
     In September 2004, the Company entered into a five-year accounts receivable securitization program (the “Program”) with a financial institution. The Program allows the Company to sell, on a revolving basis, an undivided interest in up to US $300 million in eligible accounts receivables of four subsidiaries, including LG.Philips LCD America (“LPLA”), LG.Philips LCD Germany (“LPLG”), LG.Philips LCD Taiwan (“LPLT”) and LG.Philips LCD Japan (“LPLJ”), while retaining a subordinated interest in a portion of the receivables. The eligible receivables of LPLA and LPLG are sold without legal recourse to third party conduits through LG. Philips LCD America Finance Corporation, a qualifying bankruptcy-remote special purpose entity, which is wholly owned by LPLA but is not consolidated for financial reporting purposes. The eligible receivables of LPLT and LPLJ are sold without legal recourse to third party conduits through ABN AMRO Taipei Branch and ABN AMRO Tokyo Branch, respectively, which are consolidated by ABN AMRO Bank. The Company continues servicing the sold receivables and charges the third party conduits a monthly servicing fee at market rates. Accordingly, no servicing asset or liability has been recorded.
     The Program qualifies for sale treatment under SFAS 140. As of December 31, 2005 and 2006, the outstanding balance of securitized accounts receivable held by the third party conduits totaled (Won)272,571 million and (Won)364,785 million, respectively, of which the Company’s subordinated retained interest was (Won)52,532 million and (Won)70,643 million, respectively. Accordingly, (Won)220,039 million and (Won)294,112 million, respectively, of accounts receivable balances, net of applicable allowances, were removed from the consolidated balance sheets at December 31, 2005 and 2006. Losses recognized on the sale of accounts receivable totaled approximately (Won)8,737 million and (Won)15,509 million, respectively, in the year ended December 31, 2005 and 2006. This cost is primarily related to the loss on sale of receivables and discount on retained interests, net of the related servicing revenues and various program and facility fees associated with the Program. This cost is included in the accompanying consolidated statement of income under the caption selling, general and administrative expenses. The Company measures the fair value of its retained interests at the time of a securitization and throughout the term of the Program using a present value model incorporating two key assumptions: (1) a weighted average life of 66 days and (2) a discount rate of 5.38 % per annum. At December 31, 2006, this retained interest is included in the accounts receivables balance reflected in the consolidated balance sheet, at fair value of the Company’s retained interest, which approximates book value due to a short average collection cycle for such accounts receivables and the Company’s collection history.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     In June 2006, the Company has entered into a Banking Agreement—“Discounting of Export Bills without Recourse” with Standard Chartered Bank (“SCB”), Shanghai Branch. This agreement allows the Company to sell without recourse, on a revolving basis up to US$200 million in qualifying eligible accounts of LG.Philips LCD Shanghai (“LPLSH”) to SCB with a renewable annual term. This agreement qualifies for sale treatment under SFAS 140. As of December 31, 2006, the outstanding balance of sold accounts receivable held by the third party totaled (Won)41,914 million and, losses recognized on the sale of accounts receivable totaled approximately (Won)542 million in the year ended December 31, 2006.
     In September 2006, the Company has entered into an agreement for purchase and sale of accounts receivable with Taishin International Bank (“TIB”). This agreement allows the Company to sell without recourse, on a revolving basis up to US$250 million in qualifying eligible accounts of LG.Philips LCD Taiwan (“LPLT”) to TIB with a renewable annual term. This agreement qualifies for sale treatment under SFAS 140. As of December 31, 2006, the outstanding balance of sold accounts receivable held by the third party totaled (Won)112,715 million and, losses recognized on the sale of accounts receivable totaled approximately (Won)2,423 million in the year ended December 31, 2006.
     In October 2006, the Company has entered into receivables purchase agreement with Standard Chartered Bank (Hong Kong) Ltd (“SCBHK”). This agreement allows the Company to sell without recourse, on a revolving basis up to US$600 million in qualifying eligible accounts of LG.Philips LCD America (“LPLA”), LG.Philips LCD Germany (“LPLG”), LG.Philips LCD Hong Kong (“LPLHK”) and LG.Philips LCD Shanghai (“LPLSH”) to SCBHK with a five year term. This agreement qualifies for sale treatment under SFAS 140. As of December 31, 2006, the amount of sold accounts receivable held by the third party totaled (Won)185,633 million and, losses recognized on the sale of accounts receivable totaled approximately (Won)2,458 million in the year ended December 31, 2006.
5. Inventories
     Inventories comprise the following at December 31:

(in millions of Korean won)	2005		2006
Finished products	(Won)	328,823	(Won)	571,849
Work in process		166,839		264,377
Raw materials		193,915		215,364

Inventories	(Won)	689,577	(Won)	1,051,590

6. Derivative Instruments and Hedging Activities
Derivatives for cash flow hedge
     During the years ended December 31, 2004, 2005 and 2006, 13, 301 and 475 foreign currency forward contracts were designated as cash flow hedges, respectively. During the years ended December 31, 2004, 2005 and 2006, these cash flow hedges were fully effective and changes in the fair value of the derivatives of (Won)55,287 million, (Won)13,334 million and (Won)18,911 million, were recorded in other comprehensive income. The deferred gains of (Won)18,911 million for derivatives designated as cash flow hedges are expected to be reclassified into earnings within the next twelve months.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
Derivatives for trading
     For the years ended December 31, 2004, 2005 and 2006, the Company recorded realized exchange gains of (Won)80,306 million, (Won)32,189 million and (Won)69,801 million and realized exchange losses of (Won)51,597 million, (Won)78,025 million and (Won)49,884 million, respectively, on derivative contracts designated for trading upon settlement.
     In addition, for the years ended December 31, 2004, 2005 and 2006, the Company recorded unrealized gains of (Won)68,298 million, (Won)27,359 million and (Won)4,053 million and unrealized losses of (Won)54,142 million, (Won)9,131 million and (Won)10,582 million respectively, relating to these derivative contracts designated for trading.
7. Property, Plant and Equipment
     Property, plant and equipment comprise the following at December 31 :

(in millions of Korean won)	2005		2006
Land	(Won)	319,219	(Won)	340,954
Buildings		2,110,711		2,266,109
Machinery, equipment and vehicles		11,139,638		14,161,165
Tools, furniture and fixtures		507,094		634,434
Machinery-in-transit		505,842		120,449
Construction-in-progress		1,131,054		991,513

		15,713,558		18,514,624
Accumulated depreciation		(6,479,454)		(9,029,476)

Property, plant and equipment, net	(Won)	9,234,104	(Won)	9,485,148

Operating Leases
     Lease expenses held under operating leases for the years ended December 31, 2004, 2005 and 2006 were (Won)1,304 million, (Won)1,406 million and (Won)1,564 million, respectively. The minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2006 are as follows:

(in millions of Korean won)
For the years ended December 31,
2007	(Won)	1,549
2008		1,085
2009		605
2010		345
Thereafter		86

Total minimum future rentals	(Won)	3,670

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
8. Intangible Assets
     Intangible assets comprised the following at December 31:

	2005
					Privileges for
	Intellectual		Purchased		industrial water
(in millions of Korean won)	property rights		Software		facilities		Others		Total
Acquisition cost	(Won)	38,234	(Won)	20,974	(Won)	12,299	(Won)	1,342	(Won)	72,849
Accumulated amortization		(13,153)		(11,561)		(3,646)		(1,115)		(29,475)

Intangible assets, net	(Won)	25,081	(Won)	9,413	(Won)	8,653	(Won)	227	(Won)	43,374

	2006
					Privileges for
	Intellectual		Purchased		industrial water
(in millions of Korean won)	property rights		Software		facilities		Others		Total
Acquisition cost	(Won)	46,486	(Won)	22,652	(Won)	12,299	(Won)	16,715	(Won)	98,152
Accumulated amortization		(17,450)		(12,740)		(4,878)		(1,173)		(36,241)

Intangible assets, net	(Won)	29,036	(Won)	9,912	(Won)	7,421	(Won)	15,542	(Won)	61,911

     Amortization expense for the years ended December 31, 2004, 2005 and 2006 amounted to (Won)6,405 million, (Won)6,778 million and (Won)6,766 million, respectively.
     The estimated aggregate amortization expense for intangible assets for the next five years is as follows:

(in millions of Korean won)
For the years ended December 31,
2007	(Won)	5,975
2008		5,974
2009		5,261
2010		5,098
2011		4,199
9. Short-Term Borrowings
     Short-term borrowings comprise the following at December 31:

(in millions of Korean won)	2005		2006
Loans, principally from banks:
with weighted-average interest rate of 5.2%	(Won)	308,969	(Won)	—
with weighted-average interest rate of 5.5%		—		250,105

	(Won)	308,969	(Won)	250,105

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
10. Long-Term Debt
     Long-term debts comprise the following at December 31:

(in millions of Korean won)	2005		2006
Won denominated Loans :
Unsecured loans, representing obligations principally to banks:
Due 2006 to 2008 with interest rate of 5.9% per annum	(Won)	58,700	(Won)	39,133
Unsecured loans, representing obligation principally to banks:
Due 2006 to 2009 with interest rate of 6.1% per annum		59,100		49,250
Unsecured loans, representing obligation principally to banks:
Due 2009 to 2015 with interest rate of 3year Korean Treasury Bond—1.25% per annum		8,620		14,634
Unsecured loans, representing obligation principally to banks:
Due 2008 to 2013 with KDB Reference interest rate + 0.77 % per annum		—		150,000
Unsecured bond with interest rate ranging from 3.5 % to 6.0%, due 2006 to 2011, net of unamortized discount		1,924,512		2,133,890

		2,050,932		2,386,907

U.S. Dollar denominated Loans:
Unsecured loans, representing obligations principally to banks:
Due 2006 to 2010 with interest ranging from 6M Libor + 0.5% to 6M Libor +0.6% per annum		111,761		136,646
Unsecured loans, representing obligations principally to banks:
Due 2006 with interest rate of 3M Libor+1.1% per annum		17,728		—
Unsecured loans, representing obligations principally to banks:
Due 2007 to 2010 with interest rate of 6M Libor+1.2% per annum		48,624		44,621
Unsecured loans, representing obligations principally to banks:
Due 2007 to 2012 with interest rate of 3M Libor+ ranging from 0.99% to 1.35% per annum		151,950		139,440
Unsecured bond with interest rate of 3M Libor+1.1%, due 2006		102,313		—
Unsecured Term Notes with interest rate of 3M Libor+1.1%, due 2006		82,560		—
Unsecured loans, representing obligations principally to banks:
Due 2011 with interest rate of 3M Libor+0.47% per annum		—		185,920
Unsecured loans, representing obligations principally to banks:
Due 2011 with interest rate of 6M Libor+0.41% per annum		—		185,920
Unsecured loans, representing obligations principally to banks:
Due 2011 with interest rate of 3M Libor+0.35% per annum		—		92,960
Unsecured bond with interest rate of 3M Libor+0.6%, due 2007		202,600		185,920
Zero Coupon Convertible Bonds due 2010[1]		492,179		466,450

		1,209,715		1,437,877

Chinese Renminbi denominated Loans:
Unsecured loans, representing obligations principally to banks:
Due 2008 to 2010 with interest rate ranging from 5.3% to 6.2% per annum		32,846		30,953

Less: Current portion		(442,140)		(564,672)

	(Won)	2,851,353	(Won)	3,291,065

[1]	The bonds are convertible at (Won)58,251 for one common share from July 27, 2005 to April 4, 2010, redeemable at the option of issuer on or at any time after April 19, 2008. The Company may, having given

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
not less than 30 nor more than 60 days’ notice to the bondholders, redeem in Dollars all or from time to time any portion of the bonds at their Early Redemption Amount, provided that the aggregate Market Price of a Common Share on the Korea Exchange on at least 20 Trading Days in 30 consecutive Trading Days ending on the Trading Day immediately prior to the date upon which notice of such redemption notice, is at least 130% of the Conversion Price. The bondholders can exercise put options to put the debt back to the Company on October 19, 2007, at 108.39% of the bond’s principal amount.
     Unsecured long-term debts are subject to various restrictive covenants. Typically, these covenants include restrictions on the debt to equity ratio, debt coverage ratio, interest coverage ratio, total debt limits, earnings before interest, tax and depreciation requirements and other similar financial ratios. The Company was in compliance with these financial covenants during all periods presented.
     The aggregate annual maturities of long-term debt outstanding as of December 31, 2006 were as follows:

					Chinese		Zero
	Won		US Dollar		Renminbi		Coupon
	denominated		denominated		denominated		Convertible
(in millions of Korean won)	Loans		Loans		Loans		Bonds		Total
For the years ending December 31,
2008	(Won)	311,766	(Won)	84,576	(Won)	18,254	(Won)	—	(Won)	414,596
2009		640,451		79,324		6,349		—		726,124
2010		632,065		79,333		6,350		466,450		1,184,198
2011		432,927		492,688		—		—		925,615
2012		32,927		6,973		—		—		39,900
Thereafter		13,614		—		—		—		13,614

	(Won)	2,063,750	(Won)	742,894	(Won)	30,953	(Won)	466,450	(Won)	3,304,047

11. Accrued Severance Benefits
     Accrued severance benefits were as follows as of December 31:

(in millions of Korean won)	2005		2006
Balance at beginning of year	(Won)	81,981	(Won)	112,011
Provisions for severance benefits		43,851		55,183
Transferred from affiliated companies		2,484		3,530
Actual severance payments		(16,305)		(33,932)

Balance at end of year		112,011		136,792

Cumulative Deposits to National Pension Fund		(708)		(640)
Balance of the severance insurance deposits		(68,096)		(54,267)

Net balance	(Won)	43,207	(Won)	81,885

     The severance benefits are funded approximately 61% and 40% as of December 31, 2005 and 2006, respectively, through severance insurance deposits for the payment of severance benefits, and the account is deducted from accrued severance benefit liabilities. The beneficiaries of the severance insurance deposit are the Company’s employees.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     Severance insurance deposits comprise cash deposits placed with Kyobo Life Insurance Co., Ltd., LIG Insurance Co., Ltd. and Korea Life Insurance Co., Ltd. for the years ended December 31, 2005 and 2006 and these deposits accumulated interest at an average rate of 3.6% and 4.1%, for Kyobo Life Insurance Co., Ltd., 3.6% and 4.2%, for LIG Insurance Co., Ltd. and 3.6% and 4.1%, for Korea Life Insurance Co., Ltd. for the years ended December 31, 2005 and 2006, respectively.
     The Company expects to pay the following future benefits to its employees upon their normal retirement age:

(in millions of Korean won)
For the years ended December 31,
2007	(Won)	1,344
2008		154
2009		1,167
2010		1,300
2011		2,972
2012		2,308
2013		3,356
2014		3,528
2015		5,615
2016		3,956
     The above amounts were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.
12. Income Taxes
     Income before income taxes and tax provision comprises the following :

(in millions of Korean won)	2004		2005		2006
Income before income taxes:
Domestic	(Won)	1,693,182	(Won)	361,806	(Won)	(950,798)
Foreign subsidiaries		48,636		43,124		15,916

	(Won)	1,741,818	(Won)	404,930	(Won)	(934,882)

Income taxes-Current:
Domestic	(Won)	85,838	(Won)	25,989	(Won)	—
Foreign subsidiaries		3,997		5,956		6,482

		89,835		31,945		6,482

Income taxes-Deferred:
Domestic	(Won)	(52,583)	(Won)	(167,749)	(Won)	(243,890)
Foreign subsidiaries		879		(915)		(4,695)

		(51,704)		(168,664)		(248,585)

Total income taxes	(Won)	38,131	(Won)	(136,719)	(Won)	(242,103)

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2006 are as follows:

(in millions of Korean won)	2005		2006
Current deferred tax asset (liability)
Inventories	(Won)	8,288	(Won)	—
Accounts receivable		(423)		—
Others		(2,034)		—

Net deferred tax assets, including other comprehensive income related deferred tax asset		5,831		—
Less: Other comprehensive income related deferred tax assets		(417)		—

Current deferred tax asset	(Won)	5,414	(Won)	—

Non-Current deferred tax asset (liability)
Intangible asset	(Won)	26,194	(Won)	10,681
Tax credit carry-forward		292,976		436,486
Property, plant and equipment		24,618		59,254
Long-term debts		(3,269)		(9,483)
Net operating loss carryforwards		—		248,493
Others		16,934		24,199
Less: Valuation allowance		—		(159,527)

Non-Current deferred tax asset	(Won)	357,453	(Won)	610,103

     The valuation allowance mainly relates to deferred tax assets of the Company with tax credit carryforwards for tax purposes that are not expected to be realized.
     As of December 31, 2006, the Company has available unused tax credits of (Won)481,414 million expire at various dates primarily up to 5 years.
     As of December 31, 2006, the Company has operating loss carryforwards of (Won)903,610 million expire at 2011.
     Realization of deferred tax assets related to tax credit carryforwards and loss carryforwards is dependent on whether sufficient taxable income will be generated prior to expiration period. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets, less valuation allowance, will be realized. The amount of such net deferred tax assets considered realizable, however, could be changed in the near term if estimates of future taxable income during the carryforward period are changed.
     Under the Foreign Investment Promotion Act of Korea, from September 1999, the Company is entitled to an exemption from income taxes in proportion to the percentage of foreign equity for seven years following the registration of each foreign equity investment, and at one-half of that percentage for the subsequent three years through 2008. Due to losses incurred in 2006, the Company did not claim foreign investment exemption in 2006.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     Aggregate tax benefits and tax effect per share from tax exemption for the years ended December 31, 2004, 2005 and 2006 are as follows:

(in millions of Korean Won, except for per share amount)	2004		2005		2006
Benefit from tax exemption	(Won)	239,605	(Won)	46,026	(Won)	—
Weighted-average number of common shares Outstanding		305		358		358

Effect per share (Korean Won)	(Won)	785	(Won)	128	(Won)	—

     The statutory income tax rate, including tax surcharges, applicable to the Company was approximately 29.7% in 2004. The statutory income tax rate was amended to 27.5% effective for fiscal years beginning January 1, 2005 in accordance with the Corporate Income Tax Law enacted in December 2003. Accordingly, deferred income taxes as of December 31, 2005 and 2006 were calculated based on the enacted rate of 27.5%.
     Taxes are calculated for each individual entity in the group. As a result, losses incurred by subsidiaries cannot be offset against profits earned by the parent company. Taxes on the operating profit differ from the theoretical amount that would arise at the statutory tax rate of the home country of the parent for the years ended December 31, 2004, 2005 and 2006 as follows:

(in millions of Korean won)	2004		2005		2006
Taxes at Korean statutory tax rate	(Won)	517,320	(Won)	111,356	(Won)	(257,093)
Income tax exemption		(239,605)		(39,110)		—
Income tax credits		(224,687)		(200,470)		(143,511)
Change in valuation allowance		—		—		159,527
Change in foreigner’s equity interest		(17,957)		(4,084)		—
Foreign tax differential		1,815		6,301		3,213
Nondeductible items		523		(6,738)		(1,388)
Others		722		(3,974)		(2,851)

Total income tax provision	(Won)	38,131	(Won)	(136,719)	(Won)	(242,103)

     At December 31, 2006, no deferred income taxes have been provided on undistributed earnings of foreign subsidiaries not expected to be remitted in the foreseeable future was 25,102 million won. The unrecognized deferred tax liabilities as of December 31, 2006 for such temporary differences amounted to 6,903 million won.
13. Stockholders’ Equity
Common Stock
     On March 19, 2004, at the Annual General Meeting, stockholders approved an increase of authorized shares from 200 million to 400 million and a stock split on a 2:1 basis effective on May 25, 2004. The number of issued common shares as of December 31, 2005 and 2006 are 357,815,700. These financial statements retroactively reflect the impact of the stock split.
     In July 2004, pursuant to a Securities Registration Statement filed on July 16, 2004 with the Korea Exchange, the Company sold 8,640,000 shares of common stock for gross proceeds of (Won)298,080 million. Concurrently, pursuant to a Form F-1 registration statement filed on July 15, 2004 with the U.S. Securities and Exchange Commission, the Company sold 24,960,000 shares of common stock in the form of American Depositary shares (“ADSs”) for gross proceeds of US $748,800 thousands.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     In September 2004, pursuant to the underwriting agreement dated July 15, 2004, the Company sold an additional 1,715,700 shares of common stock in the form of ADSs for gross proceeds of US $51,471 thousands.
     In July 2005, pursuant to a Form F-1 registration statement filed on July 22, 2005 with the U.S. Securities and Exchange Commission, the Company sold 27,900,000 shares of common stock in the form of ADSs for gross proceed of US $1,189,656 thousands ((Won)1,220,706 million).
     In July 2005, pursuant to the underwriting agreement dated July 21, 2005, the Company sold 4,600,000 shares of common stock in the form of ADSs for gross proceeds of US $196,144 thousands ((Won)201,263 million).
     On May 21, 2004, employees of the Company formed an employee stock ownership association, (“ESOA”), which has the right to purchase on behalf of its membership up to 20% (1,728,000 shares) of shares offered publicly in Korea, pursuant to the Korean Securities and Exchange Act. Employees purchased the shares through the ESOA with loans provided by the Company at the initial public offering price ((Won)34,500) and put under each individual employee’s account. 20% of the 20% of shares (345,600 shares) purchased by employees with loans from the Company is accounted for as a restricted stock award which vests over four years. Unearned compensation, shown as a deduction of Capital Surplus, will be amortized over the 4 year vesting period. During the twelve month period ended December 31, 2006, the Company recorded compensation expense of (Won)3,147 million.
Retained Earnings
     Retained earnings consist of the following as of December 31:

(in millions of Korean won)	2005		2006
Appropriated retained earnings:
Legal reserve	(Won)	60,086	(Won)	60,086
Unappropriated retained earnings		3,482,605		2,789,826

	(Won)	3,542,691	(Won)	2,849,912

     The Commercial Code of the Republic of Korea requires the Company to appropriate a portion of retained earnings as a legal reserve an amount equal to a minimum of 10% of its cash dividends until such reserve equals 50% of its capital stock. The reserve is not available for dividends but may be transferred to capital stock through an appropriate resolution by the Company’s board of directors or used to reduce accumulated deficit, if any, through an appropriate resolution by the Company’s stockholders.
14. Stock Appreciation Plan
     Effective January 1, 2005, the company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) establishes accounting for share-based awards exchanged for employee services. SFAS No. 123(R) requires that an award that is classified as a liability to be initially measured at its grant date fair value and remeasured at fair value at the end of each reporting period until the award is settled or expires. The measurement is based on the current stock price and other relevant factors. The difference between the fair value amounts is recognized as compensation expense during the requisite service period, based on the percentage of the requisite service that the employee has rendered as of that date. In accordance with SFAS No. 123(R), compensation expense is remeasured at each reporting date, based on the fair value of the award, and is recognized as expense over the employee requisite service period.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     On April 7, 2005, the Company granted 450,000 shares of stock appreciations rights (“SARs”) for selected management employees. Under the terms of this plan, management, on exercise, receive cash equal to the amount that the market price of the Company’s common stock exceeds the strike price ((Won)44,050) of the SARs. The vesting period is two years starting from the grant date, and exercisable period is April 08, 2008 through April 07, 2012.
     The following table shows total share-based compensation expense included in the consolidated statement of operations:

(in millions of Korean won)	2005		2006
Cost of goods sold	(Won)	1,196	(Won)	(158)
Selling general and administrative		1,637		(435)
Income tax expense		(642)		26

Total share-based compensation expense (benefit)	(Won)	2,191	(Won)	(567)

     There were no capitalized share-based compensation costs at December 31, 2006.
     The following tables summarize option activity under the SARs for the year ended December 31, 2005 and 2006:

				Weighted average
	Weighted-			remaining
	average		Number of shares	contractual life
(in Korean won)	exercise price		under option	(in years)
Balance at December 31, 2004	(Won)	—	—	—
Options granted		44,260	450,000
Options exercised		—	—
Options canceled/expired		—	40,000

Balance at December 31, 2005	(Won)	44,050	410,000	6

Options granted		—
Options exercised		—
Options canceled/expired		—	150,000

Balance at December 31, 2006	(Won)	44,050	260,000	5

Exercisable at December 31, 2006	(Won)	—	—	—

     In connection with the adoption of SFAS 123(R), the company assessed its valuation technique and related assumptions. The company estimates the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS 123(R) and Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107. Key input assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the company’s stock, the risk-free rate and the Company’s dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by selected managements who receive SARs, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company under SFAS 123(R).

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     The fair value of SARs was estimated using a Black-Scholes valuation model with the following assumptions:

	2005		2006
Option term (years)[1]		5		5
Volatility[2]		41.04%		48.67%
Risk-free interest rate (Korean government bond)		5.08%		5.00%
Dividend yield		0%		0%
Weighted average fair value per option granted	(Won)	18,428	(Won)	9,849

[1]	The option term is the number of years that the Company estimates that options will be outstanding prior to settlement.

[2]	Measured using historical weekly price changes of the Company’s stock over the respective term of the option.
15. Earnings (Loss) Per Share
     An earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the year.
     Diluted earnings (loss) per share is computed in a manner consistent with that of basic earnings (loss) per share while giving effect to all potentially dilutive common shares that were outstanding during the period.
     Earnings (Loss) per share for the years ended December 31, 2004, 2005 and 2006 is calculated as follows:

(In millions, except for per share amount)	2004		2005		2006
Net income (loss) as reported on the income statements	(Won)	1,703,687	(Won)	541,649	(Won)	(692,779)
Weighted-average number of common shares outstanding[1]		305		339		358

Earnings (Loss) per share	(Won)	5,586	(Won)	1,596	(Won)	(1,936)

[1]	For the year ended December 31, 2005, issuance of 32,500 thousand shares of common stock (American Depositary Shares) in July 2005, were included in the computation of weighted-average number of common shares outstanding.
     Convertible bonds, which have a potentially dilutive effect by decreasing net income (loss) allocated to common stock, were excluded from the computation of diluted EPS since they did not have a dilutive effect.
16. Commitments and Contingencies
     The Company is involved in several legal proceedings and claims arising in the ordinary course of business. In August 29, 2002, the Company filed a complaint against Chunghwa Picture Tubes, Tatung Company and Tatung Co. of America, alleging patent infringement relating to liquid crystal displays and the manufacturing process of TFT-LCDs. In June 2004, Chunghwa Picture Tubes filed a counter-claim against the Company in the United States District Court under the Central District of California for alleged ownership for certain patents and violation of U.S. antitrust laws. In October 2006, the court of the Central District of California dismissed the counter-claim for alleged ownership for certain patents. In November 2006, the Jury in California issued a

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
verdict that Chunghwa Picture Tubes, Tatung Company and Tatung Co. of America had willfully infringed a patent owned by the Company, and awarded the Company US$53.5 million in damages. The Company also filed a complaint against Chunghwa Picture Tubes with the American Arbitration Association in connection with the ownership of certain patents. In June 20, 2006, the American Arbitration Association decided in favor of the Company.
     In May 27, 2004, the Company filed a complaint in the United States District of Delaware and the Patent County Court in the United Kingdom against Tatung Co., the parent company of Chunghwa Picture Tubes and ViewSonic Corp., and others claiming patent infringement of rear mountable liquid crystal display devices. On November 28, 2005, the Company lost its patent infringement case against Tatung Company and ViewSonic Corp. in the Patent County Court in United Kingdom. The Company appealed this judgment. On December 20, 2006, the Court of Appeals dismissed the appeal.
     On January 10, 2005, Chunghwa Picture Tubes filed a complaint for patent infringement against LG Electronics Inc.(“LGE”) and the Company in the United States District Court for the Central District of California. However, Chungwha Picture Tubes and the Company have proposed to stay the case until June 2007. Chungwha Picture Tubes later withdrew the case against LGE.
     On May 13, 2005, the Company also filed a complaint against Chunghwa Picture Tubes, Tatung Company and ViewSonic Corporation, alleging patent infringement related to liquid crystal display and the manufacturing process of TFT-LCDs in the United States District of Delaware. On July 27, 2006, the Jury in Delaware issued a verdict that Chunghwa Picture Tubes had willfully infringed a patent owned by the Company, and awarded the Company $52.4 million in damages.
     On January 9, 2006, New Medium Technology LLC, AV Technologies LLC, IP Innovation LLC, and Technology Licensing Corporation filed a complaint for patent infringement against the Company in the United States District Court for the Northern District of Illinois.
     On December 1, 2006, the Company filed a complaint against Chi Mei Optoelectronics Corp., AU Optronics Corp., Tatung Company, ViewSonic Corp. and others alleging patent infringement related to liquid crystal display and manufacturing process for TFT-LCDs in the United States District Court for the District of Delaware.
     The Company’s management does not expect that the outcome in any of these legal proceedings and claims, individually or collectively, will have any material adverse effect on the Company’s financial condition, results of operations or cash flows.
     The Company is currently under investigation by the fair trade or antitrust authorities in Korea, Japan, US and other markets with respect to possible anti-competitive activities in the LCD industry. As of December 31, 2006, the Company, along with a number of other companies in the LCD industry, have been named as defendants in a number of purported federal class actions in the United States alleging that the defendants violated the antitrust laws in connection with the sale of LCD panels.
     Each of these matters remains in the very early stages and the Company is not in a position to predict their outcome. However, the Company intends to defend itself vigorously in these matters.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     The Company sells a significant portion of products based on non-binding long-term supply agreements to LGE and Philips, who are currently the largest shareholders of the Company. These agreements are for three-year terms and had expired in 2004. The Company has reentered into a formal master agreement with both LGE and Philips in 2006.
     As of December 31, 2004, the Company has a trademark license agreement with LG Corporation and Philips Electronics. Under this agreement, the Company has to pay some portion of revenue as a license fee. This agreement is for three-year terms and shall expire at the end of year 2007.
     The Company has entered into bank overdraft agreements with various banks amounting to (Won)59,000 million and has entered into a Revolving Credit Facility Agreements with Shinhan Bank and others amounting to (Won)200,000 million and $100 million, at December 31, 2006. The Company has a zero balance with respect to these facilities at December 31, 2006.
     LG. Philips LCD America Co., Ltd. has entered into a line of credit agreement, up to US $10 million with Comerica Bank. LG. Philips LCD Japan Co., Ltd. and LG. Philips LCD Taiwan Co., Ltd. are provided with repayment guarantees from Mitsubishi UFJ Bank and ABN AMRO Bank amounting to JP¥1,300 million and NTD 68 million, respectively, relating to their local tax payments.
     As of December 31, 2004, in relation to its TFT-LCD business, the Company has patent license agreements with Hitachi and others. The licensing agreements generally require royalty payments based on a specific percentage of sales. Costs are accrued by the Company as the sales of the specified products are made. Royalty expenses charged to cost of sales under these licensing agreements totaled (Won)43,726 million, (Won)47,108 million and (Won)30,054 million in the year ended December 31, 2004, 2005 and 2006, respectively.
17. Fair Value of Financial Instruments
     The estimated fair values of the Company’s other financial instruments are as follows:

	2005
	Notional		Carrying		Estimated fair
(in millions of Korean Won)	amount		amount		value
Long-term debt including the current portion	(Won)	—	(Won)	3,293,493	(Won)	3,311,112
Derivative instruments		32,964		30,160		30,160

	2006
	Notional		Carrying		Estimated fair
(in millions of Korean Won)	amount		amount		value
Long-term debt including the current portion	(Won)	—	(Won)	3,855,737	(Won)	3,892,809
Derivative instruments		31,758		27,864		27,864

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
18. Related Party Transactions
     In the normal course of business, the Company purchases raw materials from, and sells its products to, shareholder companies and other companies within the LG Group and Philips Group. Such transactions and the related accounts receivable and payable, excluding consolidated subsidiaries, as of December 31, 2004, 2005 and 2006 are summarized as follows:

	2004
(in millions of Korean won)	Sales		Purchases[1]		Receivables		Payables[2]
LG Electronics Inc.	(Won)	1,607,066	(Won)	149,466	(Won)	225,342	(Won)	29,799
Philips affiliates		1,210,946		52,265		163,762		4,744
LG Engineering & Construction Corp.		—		828,844		—		351,093
LG Chem Ltd.		—		398,433		—		33,393
LG International Japan Ltd.		128,718		1,431,260		10,734		144,030
LG International HK Ltd.		281,242		11		7,196		—
LG International America, Inc.		—		168,565		—		12,328
LG International Singapore Ltd.		51,174		1		—		—
LG International Deutschland GmbH		—		52,569		—		5,337
Serveone Co., Ltd.		—		67,977		—		13,484
LG Micron Ltd.		—		89,675		—		36,702
LG CNS Co., Ltd.		—		64,013		—		3,985
Others		63,456		148,810		20,880		34,406

2004 Total	(Won)	3,342,602	(Won)	3,451,889	(Won)	427,914	(Won)	669,301

	2005
(in millions of Korean won)	Sales		Purchases[1]		Receivables		Payables[2]
LG Electronics Inc.	(Won)	1,821,507	(Won)	179,577	(Won)	219,327	(Won)	66,751
Philips affiliates		1,323,637		52,229		176,599		4,548
LG Chem Ltd.		—		620,930		—		72,319
LG International Japan Ltd.		350,127		1,074,178		44,372		162,133
LG International HK Ltd.		317,795		—		2,336		4,360
LG International America, Inc.		—		115,697		—		12,202
LG International Singapore Ltd.		66,013		—		796		262
LG International Deutschland GmbH		—		81,859		—		16,917
LG International Corp. (Korea)		9,832		66,323		11		2,548
Serveone Co., Ltd.		—		146,109		—		36,792
LG Micron Ltd.		—		125,224		—		55,234
LG CNS Co., Ltd.		—		113,615		—		32,370
Others		75,142		73,177		33,290		11,482

2005 Total	(Won)	3,964,053	(Won)	2,648,918	(Won)	476,731	(Won)	477,918

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006

	2006
(in millions of Korean won)	Sales		Purchases[1]		Receivables		Payables[2]
LG Electronics Inc.	(Won)	1,729,344	(Won)	134,236	(Won)	138,959	(Won)	13,574
Philips affiliates		1,331,407		74,550		112,569		5,863
LG Chem Ltd.		—		708,770		—		180,425
LG International Japan Ltd.		504,756		732,670		45,930		96,001
LG International HK Ltd.		346,496		—		4,670		238
LG International America, Inc.		—		95,533		—		3,504
LG International Singapore Ltd.		100,236		—		—		—
LG International Deutschland GmbH		8,399		33,067		—		10,081
LG International Corp. (Korea)		539		144,808		8,084		13,129
Serveone Co., Ltd.		299		175,665		2,373		47,169
LG Micron Ltd.		237		113,268		—		50,568
LG CNS Co., Ltd.		5		103,056		—		8,528
Others		39,768		316,063		14,768		50,054

2006 Total	(Won)	4,061,486	(Won)	2,631,686	(Won)	327,353	(Won)	479,134

[1]	Includes purchases of property, plant and equipment.

[2]	Includes advances received.
19. Segment Information
     The Company operates in one business segment, the manufacture and sale of TFT-LCDs.
     The following is a summary of operations by country based on the location of the customer as of and for the years ended December 31, 2004, 2005 and 2006. Property, plant and equipment is based on the location of the equipment.
     By Geography

(in millions of Korean won)	2004		2005		2006
Revenue from external customers:
Republic of Korea	(Won)	890,194	(Won)	990,900	(Won)	805,164
Asia		5,672,782		6,688,993		6,534,476
America		752,971		1,062,374		1,033,726
Europe		1,008,645		1,329,989		1,753,717
Others		202		3,324		497,117

Total	(Won)	8,324,794	(Won)	10,075,580	(Won)	10,624,200

Property, Plant, and Equipment:
Republic of Korea	(Won)	6,402,446	(Won)	9,017,587	(Won)	8,898,774
Asia		160,761		216,157		363,106
Europe		171		298		219,205
Others		599		62		4,063

Total	(Won)	6,563,977	(Won)	9,234,104	(Won)	9,485,148

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     During the years ended December 31, 2004, 2005 and 2006, the Company’s revenue from its three largest customers accounted for 42.9%, 40.1% and 42.0% of total revenue respectively. Sales to A Company constituted 12.5%, 9.8% and 15.9% of total revenue, for the years ended December 31, 2004, 2005 and 2006, respectively. Sales to B Company constituted 16.8%, 14.5% and 13.8% of total revenue, for the years ended December 31, 2004, 2005 and 2006, respectively. The Company purchases a number of components from various sources. In some cases, alternative sources of supply are not available. In other cases, the Company may establish a working relationship with a single source, even when multiple suppliers are available, if the Company believes it is advantageous to do so due to performance, quality, support, delivery, capacity or price considerations. If the supply of a critical material or component were delayed or curtailed, the Company’s ability to ship the related product in desired quantities and in a timely manner could be adversely affected. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could adversely affect operating results.
     The following is a summary of revenue by product for the years ended December 31, 2004, 2005 and 2006.
     By Product

(in millions of Korean won)	2004		2005		2006
Panels for:
Notebook computers	(Won)	2,119,116	(Won)	2,113,452	(Won)	2,166,932
Desktop monitors		4,662,079		4,740,440		2,906,940
TFT-LCD televisions		1,162,762		2,805,013		4,938,896
Others		380,837		416,675		611,432

Total	(Won)	8,324,794	(Won)	10,075,580	(Won)	10,624,200

20. Supplemental Cash Flows Information
     Supplemental cash flows information for the years ended December 31, 2004, 2005 and 2006 is as follows:

(in millions of Korean won)	2004		2005		2006
Cash paid during the year for:
Interest	(Won)	93,621	(Won)	151,646	(Won)	203,782
Income taxes		41,406		99,400		22,473
Non-cash investing and financing activities:
Other accounts payable arising from the purchase of property, plant and equipment		822,288		1,077,932		854,019
21. Subsequent Events
     On January 16, 2007, the Board of Directors appointed Mr. Young Soo Kwon to replace Mr. Bon Joon Koo as the Joint Representative Director of the Company. This appointment has been ratified by the shareholders during the 22nd Shareholders’ Meeting held on February 28, 2007.
     In February 2007, the Company and certain of its officers and directors have been named as defendants in a federal class action in the United States by the shareholders of the Company alleging violations of the U.S. Securities Exchange Act of 1934, as amended, by the Company and certain of its officers and directors in connection with possible anti-competitive activities in the LCD industry. The Company and the officers and directors intend to defend themselves vigorously in this matter.

LG. Philips LCD Co., Ltd.
Notes to Consolidated Financial Statements—(Continued)
December 31, 2004, 2005 and 2006
     In February 2007, Anvik Corporation filed a patent infringement case against the Company, along with other LCD manufacturing companies, in connection with the usage of photo-masking equipments manufactured by Nikon Corporation.
     On April 14, 2006, Positive Technologies, Inc. filed a complaint in the United States District Court for the Eastern District of Texas against, among others, several of our customers, including BenQ America Corp., Hitachi America Ltd., Panasonic Corp. of North America, Philips Electronics North America Corp. and Toshiba America, Inc., for alleged infringement of two of its patents relating to LCD displays. Positive Technologies, Inc. is seeking, among other things, damages for past infringement. On March 7, 2007, the United States District Court for the Eastern District of Texas granted our motion to intervene in the patent infringement case brought by Positive Technologies, Inc.
     On March 8, 2007, AU Optronics Corp., filed counter-claim against the Company in the United States District Court for the Western District of Wisconsin to defend the claim which the Company brought against AU Optronics Corp. in Delaware Court in December 1, 2006.
     On March 20, 2007, Chunghwa Picture Tubes and the Company stipulated to the dismissal of Chunghwa Picture Tubes’ infringement claim filed on January 10, 2005, as well as the dismissal of all pending claims and counter claims against each other without prejudice. On March 29, 2007, the United States District Court for the Central District of California dismissed the case without prejudice.

LG. Philips LCD Co., Ltd.
SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to		Write-offs		Balance at
	beginning	bad debt		charged to		end
(in millions of Korean Won)	of period	expenses		allowance		of period
Year ended December 31, 2004:
Allowance for doubtful accounts	(Won)12,032	(Won)	(8,614)	(Won)	( —)	(Won)3,418

Year ended December 31, 2005:
Allowance for doubtful accounts	(Won) 3,418	(Won)	1,071	(Won)	(149)	(Won)4,340

Year ended December 31, 2006:
Allowance for doubtful accounts	(Won) 4,340	(Won)	(346)	(Won)	(363)	(Won)3,631

	Balance at						Balance at
	beginning						end
	of period		Additions		Deductions		of period
Year ended December 31, 2004:
Reserve for warranty liabilities	(Won)	19,780	(Won)	13,909	(Won)	(14,472)	(Won)	19,217

Year ended December 31, 2005:
Reserve for warranty liabilities	(Won)	19,217	(Won)	28,909	(Won)	(23,179)	(Won)	24,947

Year ended December 31, 2006:
Reserve for warranty liabilities	(Won)	24,947	(Won)	46,013	(Won)	(39,699)	(Won)	31,261

	Balance at						Balance at
	beginning						end
	of period		Additions		Deductions		of period
Year ended December 31, 2006:
Allowance for deferred tax assets	(Won)	—	(Won)	159,527	(Won)	—	(Won)	159,527